UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010 (February 17, 2010)

                   RURBAN FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

(419) 783-8950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2010, the Board of Directors of Rurban Financial Corp. (the “Company”), upon the recommendation of the Governance and Nominating Committee, elected Mark A. Klein as a director of the Company to join the class of directors whose terms will expire at the 2010 Annual Meeting of Shareholders.

Mr. Klein has served as President and Chief Executive Officer of The State Bank and Trust Company (“State Bank”) since January 2006, and has also served as President and Chief Executive Officer of the Company since January 1, 2010.  Mr. Klein has been a director of State Bank since 2006.  Prior to joining the Company and State Bank, Mr. Klein was Senior Vice President in Private Banking at Sky Bank, Toledo, Ohio from 2004 to January 2006, and Vice President and Team Leader of Sky Bank from 2000 to 2004.

The Company’s Board of Directors has determined that Mr. Klein and his immediate family members do not have and have not had any relationships or transactions (and no such relationships or transactions are presently expected) with the Company or any of the Company’s subsidiaries, either directly or indirectly, that would require disclosure under Item 404(a) of SEC Regulation S-K, except that Mr. Klein and his immediate family members have obtained loans from State Bank in the ordinary course of business and in compliance with applicable federal and state laws and regulations.  These loans have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or its subsidiaries and have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: February 23, 2010	By: /s/ Duane L. Sinn
Duane L. Sinn
Executive Vice President and Chief Financial Officer